Exhibit 10.2

                           PUBLIX SUPER MARKETS, INC.

                              Incentive Bonus Plan

Purpose
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The purpose of the Company's incentive bonus plan is to provide an incentive in the form of an annual cash bonus to all executive officers and certain staff employees of the Company for achieving the Company's sales and profit goals.

Approval
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The incentive bonus plan is approved by the Compensation Committee as to executive officers and by the Executive Committee as to the staff employees. Although the Company has a defined method for calculating the incentive bonus, these Committees retain the right to alter or discontinue the incentive bonus at their discretion at any time for the employees within their approval authority.

Eligibility and Payment
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The incentive bonus compensates the executive officers and staff employees for their services during the calendar year and the employees must be employed at the end of the calendar year to participate in the incentive bonus. The annual bonuses are paid in the year following the year earned.

Incentive Bonus Calculation
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The Company's incentive bonus plan is based on a target bonus equal to two months pay for all full incentive bonus participants (participants generally transition in to the incentive bonus over a two year period). The formula for the incentive bonus plan is based on the Company achieving its sales and profit goals for the fiscal year and thus paying the target bonus. The incentive bonus would be more or less than the target bonus based on the Company's actual results compared to its sales and profit goals. There is no incentive bonus unless greater than 80% of the target profit is achieved.

In general, the incentive bonus pool is allocated to the executive officers and staff employees according to their relative base compensation amounts paid to them during the calendar year for which the incentive bonus is being paid.